As filed with the Securities and Exchange Commission on September 6, 2007
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-1193298
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

1111 Westchester Avenue
White Plains, New York 10604
(914) 640-8100
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Kenneth S. Siegel, Esq.
Chief Administrative Officer and General Counsel
Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, New York 10604
(914) 640-8100
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Boris Dolgonos, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Amount to be Registered
Proposed Maximum Offering Price Per Unit
Title of Each Class of	Proposed Maximum Aggregate Offering Price
Securities to be Registered	Amount of Registration Fee

Debt Securities
Common Stock
Preferred Stock	(1)
Warrants
Rights
Units(2)
Total

(1)	An indeterminate aggregate offering price and number or amount of securities of each identified class is being registered as may from time to time be offered and sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of all of the registration fee, except for $779,223.87 that has already been paid with respect to $3,000,000,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-40077 filed by Starwood Hotels & Resorts and Starwood Hotels & Resorts Worldwide, Inc., as amended on April 27, 1998, but were not sold thereunder.

(2)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

PROSPECTUS

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
RIGHTS
UNITS

We may from time to time offer to sell our debt securities, common stock or preferred stock, either separately or represented by warrants or rights, as well as units that include any of these securities or securities of other entities. The debt securities may consist of debentures, notes or other types of debt. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “HOT.” The debt securities, preferred stock, warrants, rights and units may be convertible or exercisable or exchangeable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 1111 Westchester Avenue, White Plains, New York 10604. Our telephone number is (914) 640-8100.

Investing in the these securities involves risks. See “Risk Factors” beginning on page 9 of our annual report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 6, 2007

About This Prospectus	2
Where You Can Find More Information	2
Incorporation By Reference	2
Use of Proceeds	3
Description of Securities	3
Selling Securityholders	3
Legal Matters	3
Experts	3
Exhibit 4.9
Exhibit 5.1
Exhibit 5.2
Exhibit 12.1
Exhibit 23.1
Exhibit 25.1
Exhibit 99.1

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.starwoodhotels.com. However, the information on our website is not a part of this prospectus. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statements contain additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2006;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007 and for the quarter ended June 30, 2007;

•	The 2007 Notice of Annual Meeting of Stockholder and Proxy Statement filed on April 26, 2007;

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•	Our Current Reports on Form 8-K filed on February 16, 2007, April 2, 2007, April 30, 2007, May 31, 2007, July 5, 2007 (as amended by our Current Report on Form 8-K/A filed on July 6, 2007), August 2, 2007, August 17, 2007 and September 4, 2007;

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on October 3, 1986;

•	The description of the Series A Junior Participating Preferred Stock and related rights contained in the Registration Statement on Form 8-A/A filed on April 14, 2006; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary
Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, New York 10604
(914) 640-8100

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities, common stock, preferred stock, warrants, rights or units that may be offered hereby for general corporate purposes. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, common stock, preferred stock, warrants, rights or units that may be offered under this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Venable LLP, Baltimore, Maryland, and Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements of Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including schedule appearing therein), and the Company’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following statement sets forth the expenses of Starwood Hotels & Resorts Worldwide, Inc. (the “Registrant”) in connection with the offering described in this Registration Statement (all of which will be borne by the Registrant). All amounts shown are estimated.

SEC registration fee	$	*
Printing expenses		†
Legal fees and expenses		†
Audit fees and expenses		†
Miscellaneous expenses		†
Trustee fees and expenses		†

Total	$	†

*	In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of the registration fee for the securities offered by this prospectus, except for $779,223.87 that has already been paid with respect to $3,000,000,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-40077 filed by Starwood Hotels & Resorts and Starwood Hotels & Resorts Worldwide, Inc., as amended on April 27, 1998, but were not sold thereunder.

†	Estimated expenses are not presently known.

Item 15.	Indemnification of Directors and Officers

The Registrant’s charter requires the Registrant to indemnify its directors and officers to the fullest extent required or permitted by law and to indemnify other employees and agents to such extent as may be authorized by the Board of Directors. The Maryland General Corporation Law (the “MGCL”) requires a corporation (unless its charter or declaration provides otherwise, which the charter of the Registrant does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the receipt by the corporation of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Registrant maintains standard policies of directors’ and officers’ liability insurance and has entered into indemnification agreements with its directors and executive officers providing for the maintenance of directors’ and officers’ liability insurance, subject to certain conditions, and the indemnification and advancement of expenses to such directors and executive officers to the fullest extent permitted by Maryland law. The

Registrant’s non-employee directors also may be covered by directors’ and officers’ liability insurance policies maintained by their respective employers.

Item 16.	Exhibits

Exhibit
Number	Description

2.1	Master Agreement and Plan of Merger, dated as of November 14, 2005, among Host Marriott Corporation, Host Marriott, L.P., Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub, L.P., Starwood Hotels & Resorts Worldwide, Inc., Starwood Hotels & Resorts, Sheraton Holding Corporation and SLT Realty Limited Partnership (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed November 14, 2005).
2.2	Amendment Agreement, dated as of March 24, 2006, to the Merger Agreement (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed March 29, 2006).
4.1	Amended and Restated Rights Agreement, dated as of April 7, 2006, between the Registrant and American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 8-A/A filed April 14, 2006).
4.2	Amended and Restated Indenture, dated as of November 15, 1995, as Amended and Restated as of December 15, 1995 between ITT Corporation (formerly known as ITT Destinations, Inc.) and the First National Bank of Chicago, as trustee (incorporated by reference to Exhibit 4.A.IV to the First Amendment to ITT Corporation’s Registration Statement on Form S-3 filed November 13, 1996).
4.3	First Indenture Supplement, dated as of December 31, 1998, among ITT Corporation, the Registrant and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed January 8, 1999).
4.4	Second Indenture Supplement, dated as of April 9, 2006, among the Corporation, Sheraton Holding Corporation and Bank of New York Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed April 13, 2006)
4.5	Indenture, dated as of May 25, 2001, by and among the Corporation, as Issuer, the guarantors named therein and Firstar Bank, N.A., as Trustee (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001).
4.6	Indenture, dated as of April 19, 2002, among the Registrant, the guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 filed on November 19, 2002).
4.7	Indenture dated May 16, 2003 between the Registrant, Starwood Hotels & Resorts, the guarantor named therein and U.S. Bank National Association as trustee (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form S-3 filed July 8, 2003).
4.8	First Indenture Supplement, dated as of January 11, 2006, between the Registrant, Starwood Hotels & Resorts, the guarantor named therein and U.S. Bank National Association as trustee (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed January 17, 2006).
4.9	Form of Indenture between the Registrant and U.S. Bank National Association, as Trustee(1).
5.1	Opinion of Venable LLP(1).
5.2	Opinion of Weil, Gotshal & Manges LLP(1).
12.1	Computation of Ratio of Earnings to Fixed Charges(1).
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm(1).
23.2	Consent of Venable LLP (included in Exhibit 5.1).
23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.2).
24.1	Power of Attorney (included on the signature page of this registration statement).
25.1	Statement of Eligibility of U.S. Bank National Association, as Trustee(1).
99.1	Consent of Frits van Paasschen(1).

(1)	Filed herewith

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To file an application for the purposes of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities and Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, New York, on September 6, 2007.

STARWOOD HOTELS & RESORTS
WORLDWIDE, INC.

By:	/s/ Bruce W. Duncan Bruce W. Duncan
Chairman, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Bruce W. Duncan, Vasant M. Prabhu and Kenneth S. Siegel as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Bruce W. Duncan Bruce W. Duncan	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	September 6, 2007

/s/ Vasant M. Prabhu Vasant M. Prabhu	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 6, 2007

/s/ Alan M. Schnaid Alan M. Schnaid	Senior Vice President, Corporate Controller and Principal Accounting Officer (Principal Accounting Officer)	September 6, 2007

Adam M. Aron	Director	, 2007

/s/ Charlene Barshefsky Charlene Barshefsky	Director	September 6, 2007

Signature	Title	Date

/s/ Jean-Marc Chapus Jean-Marc Chapus	Director	September 6, 2007

/s/ Lizanne Galbreath Lizanne Galbreath	Director	September 6, 2007

/s/ Eric Hippeau Eric Hippeau	Director	September 6, 2007

/s/ Stephen R. Quazzo Stephen R. Quazzo	Director	September 6, 2007

/s/ Thomas O. Ryder Thomas O. Ryder	Director	September 6, 2007

/s/ Kneeland C. Youngblood Kneeland C. Youngblood	Director	September 6, 2007

EXHIBIT INDEX

Exhibit
Number	Description

4.9	Form of Indenture between the Registrant and U.S. Bank National Association, as Trustee(1).
5.1	Opinion of Venable LLP(1).
5.2	Opinion of Weil, Gotshal & Manges LLP(1).
12.1	Computation of Ratio of Earnings to Fixed Charges(1).
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm(1).
23.2	Consent of Venable LLP (included in Exhibit 5.1).
23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.2).
24.1	Power of Attorney (included on the signature page of this registration statement).
25.1	Statement of Eligibility of U.S. Bank National Association, as Trustee(1).
99.1	Consent of Frits van Paasschen(1).

(1)	Filed herewith